Exhibit 99.(k)(v)(1)

Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE, INC., ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES (“BNPP PB, Inc.”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the “U.S. PB Agreement”);

Whereas BNPP PB, Inc., Customer and UMB Bank, n.a. (“Custodian”) have entered into the Special Custody and Pledge Agreement, dated as of October 4, 2013 (the “Special Custody Agreement” and together with this Agreement and the U.S. PB Agreement, the “40 Act Financing Agreements”);

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.             Definitions -

(a)   Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the U.S. PB Agreement.  The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)   “Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)   “Borrowing” means a draw of cash financing by Customer from BNPP PB, Inc. pursuant to Section 2 of this Agreement.

(d)   “Closing Date” means October 7, 2013.

(e)   “Collateral Requirements” means the margin requirements set forth in Appendix A attached hereto.

(f)    “Maximum Commitment Financing” means USD $75,000,000; provided that in the event that drawing on the full Maximum Commitment Financing amount would result in a violation of the applicable asset coverage requirement of Section 18 of the 1940 Act, Customer may reduce the Maximum Commitment Financing upon 30 calendar days’ prior written notice to the highest possible amount that, if fully drawn, would be in compliance with such asset coverage requirement.

(g)   “Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common shares of beneficial interests issued by Customer calculated in accordance with the 1940 Act.

(h)   “Net Asset Value Floor” means, with respect to Customer, an amount equal to the greater of (i) USD $165,000,000 or (ii) 50% of the Net Asset Value of Customer, calculated based on Customer’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(i)    “Outstanding Debit Financing” means the aggregate cash borrowings under the 40 Act Financing Agreements.  For the purposes of calculating such aggregate cash borrowings,

if Customer holds debit cash balances in non-USD currencies, BNPP PB, Inc. will convert each of these balances into USD at prevailing market rates to determine Customer’s aggregate cash borrowings.

(j)    “1940 Act” means the Investment Company Act of 1940, as amended.

2.             Borrowings -

Subject to the terms hereof, BNPP PB, Inc. shall make available cash financing under and in accordance with the 40 Act Financing Agreements in an amount up to the Maximum Commitment Financing.  Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty.

On the Closing Date, subject to the terms hereof, BNPP PB, Inc. shall make funds available to Customer in an amount up to the Maximum Commitment Financing.  Each subsequent Borrowing (not to exceed, in the aggregate with each other outstanding Borrowing, the Maximum Commitment Financing) shall be made on written notice (the “Borrow Request”), given by Customer to BNPP PB, Inc. not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) by Customer.  Subject to Section 7, BNPP PB, Inc. shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing (provided that the Outstanding Debit Financing, taking into account the amount specified in the Borrow Request, does not exceed the Maximum Commitment Financing) payable to the account designated by Customer in such Borrow Request.

3.             Repayment -

(a)   Upon the occurrence of a Facility Termination Event, an event described in Section 15(a) hereof, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB, Inc. in accordance with Section 1 of the U.S. PB Agreement.

(b)   Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in Section 13(b) hereof.

4.             Prepayments -

Customer may, upon at least one Business Day’s notice to BNPP PB, Inc. stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer shall continue to be obligated to pay the Commitment Fee as set forth in Appendix B.

5.             Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount has been paid in full, at the rates specified in Appendix B attached hereto.  Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance as additional cash borrowing by Customer; provided that, notwithstanding such capitalization, the failure by Customer to pay such interest when due, shall be a failure of Customer to comply with an obligation under this Agreement.

6.             Scope of Committed Facility -

Subject to Section 7, BNPP PB, Inc. may not take any of the following actions except upon at least 270 calendar days’ prior notice (the “Facility Modification Notice”):

(a)   modify the method for calculating the Collateral Requirements;

(b)   recall or cause repayment of any cash loan under the 40 Act Financing Agreements;

(c)   modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)   modify the fees, charges or expenses other than those described in clause (b) above, as set forth in Appendix B attached hereto (the “Fees”), provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

(e)   terminate this Agreement or any of the 40 Act Financing Agreements.

7.             Conditions for Committed Facility -

The commitment as set forth in Sections 2 and 6 only applies so long as —

(a)   Customer satisfies the Collateral Requirements;

(b)   no Default or Facility Termination Event has occurred and is continuing; and

(c)   there has not occurred any termination of this Agreement (including, without limitation, pursuant Section 15).

8.             Commitment Fee -

Customer shall pay when due a Commitment Fee as set forth in Appendix B.

9.             Substitution -

(a)   After BNPP PB, Inc. sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may, subject to the Special Custody Agreement, purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB, Inc. may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)   Prior to BNPP PB, Inc. sending a Facility Modification Notice, Customer may, subject to the Special Custody Agreement, substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

10.          Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (i) on or before 11:00 a.m. (New York City time) on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 11:00 a.m. (New York City time) on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

11.          Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements until such time as Customer has satisfied all Obligations and no assets remain in any Accounts.

12.          Financial Information -

Customer shall provide BNPP PB, Inc. with copies of —

(a)   the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)   the most recent monthly performance returns and Net Asset Value of Customer, as soon as available and in any event within 30 calendar days after the end of each month;

(c)   a monthly statement of the leverage and asset coverage ratios of Customer as of the last day of each calendar month as soon as available and in any event within 15 calendar days after the end of each calendar month; and

(d)   the estimated Net Asset Value statement of Customer within one (1) Business Day of request therefor by BNPP PB, Inc.

13.          Termination -

(a)   Upon the occurrence of a Facility Termination Event, BNPP PB, Inc. shall have the right to terminate this Agreement, accelerate the maturity of any and all Borrowings to be immediately due and payable, modify the method for calculating the Collateral Requirements, and modify any interest rate spread, fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. PB Agreement.

(b)   Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and/or take Default Action or any other action provided for under the 40 Act Financing Agreements.

(c)   Each of the following events constitutes a “Facility Termination Event”:

i.        the occurrence of a repudiation, material misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract or agreement with a third party, where the aggregate principal amount of any such contract or agreement (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract or agreement) is not less than the lesser of (x) 3% of the Net Asset Value of Customer and (y) USD $10,000,000;

ii.       there occurs any change in BNPP PB, Inc.’s interpretation of any Applicable Law or the adoption of or any change in the same (including, for the avoidance of doubt, any new or amended rules, requests, guidelines and directives promulgated in connection with current Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act) that, in the reasonable opinion of counsel to BNPP

PB, Inc., has the effect with regard to BNPP PB, Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in BNPP PB, Inc.’s interpretation of, any Applicable Law that results in a cost increase to BNPP PB, Inc. (as determined in its sole discretion), rather than a prohibition (as determined in BNPP PB Inc.’s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP PB, Inc. in its sole discretion);

iii.      (A) as of any day, the Net Asset Value of Customer has declined by thirty percent (30%) or more from the highest Net Asset Value of Customer in the preceding one-month period then ending; or (B) as of any day, the Net Asset Value of Customer has declined by forty percent (40%) or more from the highest Net Asset Value of Customer in the preceding three-month period then ending; or (C) as of any day, the Net Asset Value of Customer has declined by fifty percent (50%) or more from the highest Net Asset Value of Customer in the preceding 12-month period then ending; (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

iv.     (A) the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or (B) Advisor otherwise ceases to act as investment advisor of Customer and a replacement investment advisor who is acceptable to BNPP PB, Inc. in its sole discretion is not appointed immediately; provided, however, that it shall not be a Facility Termination Event under sub-clause (A) if such investment management agreement has automatically terminated in connection with a change of control relating to the Advisor and a new investment management agreement with the Advisor is approved in accordance with Applicable Law and effective as of such termination date;

v.      Customer violates Section 18 of the 1940 Act;

vi.     Customer fails to make any filing necessary to maintain the listing of the Customer’s shares on any exchange in which its shares are listed;

vii.    Customer is not classified as a “closed-end company” as defined in Section 5 of the 1940 Act;

viii.   Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that indebtedness of Customer pursuant to a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements or other derivatives transactions pursuant to Customer’s investment portfolio activities shall be permissible additional indebtedness;

ix.     Customer changes its fundamental or material investment policies;

x.      Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions, repurchase agreements or other portfolio transactions pursuant to Customer’s investment portfolio activities shall be permissible; or

xi.     ninety (90) days following Customer, Custodian or BNPP PB, Inc. giving a Termination Notice (as defined in the Special Custody Agreement) in writing to the other parties, Custodian has not transferred any Collateral pledged to BNPP PB, Inc. to a substitute third-party custodian that (i) is acceptable under the 1940 Act, (ii) is either (A) an Approved Substitute Custodian or (B) acceptable to BNPP PB, Inc. in its sole discretion where such custodian has the necessary operational and technological infrastructure in place so that BNPP PB, Inc. can transact with such custodian and (iii) has executed the necessary documentation with BNPP PB, Inc. and Customer to grant a continuing first priority perfected security interest in the Collateral to BNPP PB, Inc. with terms substantially similar to the Special Custody Agreement. “Approved Substitute Custodian” means any of Bank of New York Mellon, Brown Brothers Harriman, Northern Trust, State Street, Union Bank of California, or US Bank. For the purposes of this provision, “Collateral” shall have the meaning assigned to such term in the Special Custody Agreement.

(d)   Each of the following events constitutes a “Default” and shall be an “Event of Default” for purposes of the Account Agreement:

i.        Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10;

ii.       Customer fails to deliver its financial information within the time periods set forth in Section 12 and such failure is not remedied within (A) five (5) Business Days for a failure under Sections 12(a), 12(b) and 12(c), and (B) one (1) Business Day for a failure under Section 12(d);

iii.      the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.     any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreement (including under Section 11 herein) proves false or misleading when made or deemed made;

v.      Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those agreements and obligations already covered by this Section 13, in which case the relevant subsection shall govern), and such failure is not remedied within two (2) Business Days;

vi.     Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

vii.    the occurrence of a repudiation, material misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity or affiliate of a BNPP Entity, if applicable) by, or with respect to, Customer under any contract or agreement with a BNPP Entity or affiliate of a BNPP Entity; or

viii.   Customer fails to comply with the provisions set forth in Section 8.

(e)   Upon 270 calendar days’ prior written notice, Customer may terminate this Agreement.

14.          Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

15.          Compliance with Applicable Law -

(a)   Notwithstanding any of the foregoing, to the extent required by Applicable Law —

i.      the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.     BNPP PB, Inc. may recall any outstanding cash loan under the 40 Act Financing Agreements;

iii.    BNPP PB, Inc. may modify the method for calculating the Collateral Requirements; and

iv.    the BNPP Entities may take Default Action.

(b)   This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

(c)   The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law that relates to (i) felonies, (ii) fraud, (iii) activities related to the conduct of Customer’s business or (iv) activities related to the securities industry (except in the case of (iii) or (iv), where the failure to do so would not have a material adverse effect on Customer or its ability to perform under the Contracts, as determined by the BNPP Entities).

16.          Miscellaneous -

(a)   In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)   This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)   Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)   This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of October 4, 2013.

CENTER COAST MLP & INFRASTRUCTURE FUND

By:	/s/ William H. Bauch
	Name:	William H. Bauch
	Title:	CFO and Fund Treasurer

BNP PARIBAS PRIME BROKERAGE, INC., ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES

By:	/s/ Raphael Masgnaux
	Name:	Raphael Masgnaux
	Title:	Managing Director

By:	/s/ Chris Innes
	Name:	Chris Innes
	Title:	Managing Director

Appendix A — Collateral Requirements

THIS APPENDIX forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Center Coast MLP & Infrastructure Fund (“Customer”) (the “Committed Facility Agreement”).

1.                                      Collateral Requirements  -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) shall be the greatest of:

(a) the aggregate product of (x) the Collateral Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions;

(b) the sum of the collateral requirements of such Positions as per Regulation T or Regulation X, as applicable, of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c) the sum of the collateral requirements of such Positions as per Financial Industry Regulatory Authority Rule 4210, as amended from time to time, to the extent applicable; or

(d) 50% of the Portfolio Gross Market Value.

2.                                      Eligible Securities  -

(a)         Positions in the following eligible equity and fixed income security types (“Eligible Securities”, which term shall exclude any securities described in Section 2(b)) are covered under the Committed Facility Agreement:

i.                  USD common stock, including MLP units, I-shares and other common equity securities, traded on the New York Stock Exchange, NASDAQ, NYSE Arca, and NYSE Amex Equities; and

ii.               non-USD common stock, provided such stock is (A) listed in the FTSE World Index, (B) traded on a major exchange in one of the following countries: Canada, United Kingdom, France, Germany, Switzerland, Sweden, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia or Portugal, and (C) denominated in one of the following currencies: CAD, GBP, EUR, JPY, CHF, AUD, or SEK.

(b)         Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.                       any security type not covered above, as determined by BNPP PB, Inc. in its good faith discretion;

ii.                    any short security position;

iii.                 any security offered through a private placement or any restricted securities;

iv.                any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company;

v.                   any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

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vi.                any security where Customer or Customer’s advisor (A) is an Affiliate of the Issuer of the relevant equity securities or (B) beneficially owns more than 9% of either (a) the voting interests of the Issuer or (b) any voting class of equity securities of the Issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise);

vii.             to the extent that the Gross Market Value of non-USD denominated Positions exceeds 50% of the Portfolio Gross Market Value, any non-USD denominated Positions in excess of such 50% (and BNPP PB, Inc. shall determine in its sole discretion which specific securities shall be considered to be in excess of 50%);

viii.          any security with a market capitalization of less than USD $300,000,000;

ix.                any Positions with an Issuer Position Concentration equal to or greater than 10%;

x.                   any Positions with Days of Trading Volume equal to or greater than 4; and

xi.                any Positions with Equity Volatility equal to or greater than 100%.

3.                                      Equity Securities Collateral Percentage  -

The Collateral Percentage for a Position consisting of applicable Eligible Securities shall be:

i.                  subject to paragraph ii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (I) the Equity Core Collateral Rate and (II) the sum of the Equity Concentration Factor, the Equity Liquidity Factor, and the Equity Volatility Factor, or

ii.               100% if the product determined under paragraph (i) above is greater than 100%.

(a)         Equity Concentration Factor.

The “Equity Concentration Factor” shall be determined pursuant to the following table.

Issuer Position Concentration	Equity Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(b)         Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table.

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
2 to 4	1

(c)          Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table.

Equity Volatility	Equity Volatility Factor
Less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

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4.                                      Positions Outside the Scope of this Appendix  -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein.  The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BNPP PB, Inc. in its sole discretion.

5.                                      One-off Collateral Requirements  -

From time to time BNPP PB, Inc., in its sole discretion, may agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position; provided that, for the avoidance of doubt, the commitment in Section 6(a) of the Committed Facility Agreement shall apply only with respect to the Collateral Requirements based upon the Collateral Percentage determined pursuant to Section 3 hereof and BNPP PB, Inc. shall have the right at any time to increase the Collateral Requirement for such Position up to the Collateral Requirement that would be required as determined in accordance to Section 3 hereof.

6.                                      Certain Definitions  -

(a)         “Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)         “Bloomberg” means the Bloomberg Professional service.

(c)          “Collateral Percentage” means the percentage as determined by BNPP PB, Inc. according to this Appendix A.

(d)         “Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of units of the relevant security and (ii) the price per unit of the relevant security (determined by BNPP PB, Inc. in its good faith discretion).

(e)          “Days of Trading Volume” means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP PB, Inc. in its sole discretion), as denominator.

(f)           “Equity Core Collateral Rate” means 15%.

(g)          “Equity Volatility” means with respect to an equity security, the 90-day historical volatility of such security as determined by BNPP PB, Inc. in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BNPP PB, Inc. in its sole discretion.

(h)         “Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(i)             “Issuer” means the ultimate parent company or similar term as used by Bloomberg; provided that, if the relevant security was issued by a company or a subsidiary of a company that has issued common stock, the Issuer shall be deemed to be the entity that has issued common stock; provided further that, with respect to any exchange-traded funds, the Issuer of such securities shall be the index to which the relevant securities relate, if any.

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(j)            “Issuer Position Concentration” means with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the Gross Market Value of all Positions issued by the same Issuer, as numerator and (ii)  the Portfolio Gross Market Value, expressed as a percentage.

(k)         “Portfolio Gross Market Value” means the Gross Market Value of all of the Positions that are Eligible Securities.

(l)             “Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

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Appendix B

Pricing

CENTER COAST MLP & INFRASTRUCTURE FUND

Financing Rate

Customer Debit Rate

1 Month LIBOR + 95 bps

ISO Code

USD

Commitment Fee

Beginning on the 120th calendar day following the Closing Date, Customer shall pay a commitment fee (the “Commitment Fee”) to BNPP PB, Inc. equal to sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due.  For purposes of this section, the “Daily Commitment Fee” on each day shall be the product of (a) the difference between (i) the Maximum Commitment Financing and (ii) the current Outstanding Debit Financing, (b) 1/360 and (c) 80 bps.

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